Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2008, relating to i) the consolidated financial statements of CenterPoint Energy, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of new accounting standards related to defined benefit pension and other postretirement plans in 2006 and conditional asset retirement obligations in 2005), ii) the consolidated financial statement schedules of the Company, and iii) the effectiveness of CenterPoint Energy, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
March 17, 2008